Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of LQR House Inc. on Form S-8 (No. 333-274168) and on Form S-3 (Nos. 333-284485, 333-284138, 333-282118), of our report dated August 10, 2026, with respect to the balance sheets of Fusion Five Continents Securities Limited. as of March 31, 2026 and 2025 and the related statements of operations and comprehensive loss shareholders’ deficit and cash flows for the years ended March 31, 2026 and 2025, and related notes appearing in the Current Report on Form 8-K filed by LQR House Inc. on August 10, 2026.

/s/ ENROME LLP

August 10, 2026

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